Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	February 25, 2015 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES REVENUES

AND EARNINGS FOR YEAR-END AND FOURTH QUARTER 2014

SAN JOSE, Calif.  — California Water Service Group (NYSE: CWT) today announced 2014 net income of $56.7 million, an increase of 20%, or $9.5 million, over 2013, and diluted earnings per share of $1.19, an increase of 16.7%, or $0.17 per diluted common share, compared to the prior year. The company also reported that it spent $132 million on capital improvements during 2014, an increase of 7%, or $9 million, compared to the prior year.

The increase in net income is attributable primarily to the approval of the General Rate Case (GRC) of the Company’s largest subsidiary, California Water Service Company (Cal Water), as well as reductions in administrative and general, other operations, net interest, and property tax expenses. Reductions in these expense categories were partially offset by increases in employee wages and health care, income tax, maintenance, and depreciation and amortization expenses.

Total revenue increased $13.4 million, or 2.3%, to $597.5 million in 2014, compared to revenue of $584.1 million for 2013.  Rate increases added $2.2 million, revenue decoupling mechanisms and balancing accounts added $9.0 million, and sales to new customers added an additional $2.2 million.

Total operating expenses increased $5.6 million, or 1%, to $515.7 million in 2014 compared to the prior year.

Water production expenses decreased $2.1 million, or 0.9%, to $223.9 million in 2014, primarily due to a reduction in customer water consumption associated with our water conservation programs.

Administrative and general and other operations expenses decreased $4.6 million, or 2.7%, to $163.2 million in 2014, due primarily to decreases in employee pension benefit costs and water conservation program costs, which were partially offset by increases in employee wages and health care costs, outside services, corporate insurance costs, and other water operations costs.

Changes in employee pension benefit and water conservation program costs for regulated California operations do not affect earnings, because the Company is allowed by the California Public Utilities Commission (CPUC) to track pension and water conservation program costs in balancing accounts for future recovery, which creates a corresponding change to operating revenues.

Maintenance expenses increased $2.5 million, or 14.3%, to $19.9 million in 2014, due to increased costs for repairs of groundwater treatment facilities, transmission and distribution mains, pumping equipment, and wells.

Depreciation expense increased $2.9 million, or 5%, to $61.2 million in 2014, due to increases in utility plant.

Income taxes increased $7.7 million, or 40.3%, to $26.7 million in 2014, due primarily to increases in net operating income and to a lesser extent from a decrease in tax benefits.

Property and other taxes decreased $0.8 million, or 3.6%, to $20.7 million in 2014, due primarily to reductions in assessed property values, which were partially offset by property taxes on utility plant placed in service during 2013 and an increase in payroll and franchise taxes in 2014.

Other income, net of income taxes, decreased $0.3 million in 2014, due primarily to an increase in corporate development costs and lower unrealized gains associated with assets held in our non-qualified benefit plan insurance investments.

Net interest expense decreased $1.9 million, or 6.6%, to $26.9 million in 2014, due primarily to maturity of $40 million of first mortgage bonds, which matured during the fourth quarter of 2013.  This decrease was partially offset by an increase in short-term borrowings and a decrease in capitalized interest charged to construction projects in 2014 due to lower borrowing rates.

Fourth Quarter 2014 Results

For the fourth quarter of 2014, net income increased $5.7 million, or 101.1%, to $11.4 million, and diluted earnings per share increased $0.12, or 100.8%, to $0.24 per diluted share compared to the fourth quarter of 2013.  The increase in net income was due primarily to incremental revenue from the approval of our 2012 GRC in California and reductions in operating expenses.

Revenue for the fourth quarter increased $3.7 million, or 2.8%, to $137.4 million. In the fourth quarter, the net effect of rate increases and the revenue decoupling mechanisms and balancing accounts added $3.1 million, and sales to new customers added an additional $0.6 million.

Total operating expenses for the quarter decreased $1.2 million, or 1%, to $120.8 million.  Water production expenses decreased $4.5 million, or 8.3%, to $49.6 million, primarily due to a reduction in customer water consumption.  Administrative & general and other operations expenses decreased $1.9 million, or 4.4%, to $42.4 million.  Maintenance expense increased $0.6 million, or 13.2%, to $5.1 million. Depreciation expense decreased $0.3 million, or 1.8%, to $14.4 million. Income taxes increased $4.7 million, or 896.7%, to $4.1 million.

Other income, net of income taxes, increased $0.3 million, or 29.1%, to $1.3 million.  Net interest expense decreased $0.5 million, or 7.6%, to $6.4 million.

In 2014, Cal Water spent about $132.0 million on infrastructure improvements, which included 81,000 feet of planned new or replacement water main statewide, plus completion of two new wells, seven new storage tanks, and one new granular-activated carbon treatment facility.

According to President and Chief Executive Officer Martin A. Kropelnicki, 2014 results were better than expected.

“We surpassed expectations because we received a decision on our 2012 General Rate Case in California, and because we continued to focus on budget management as well as execution of our capital program.  With the 2012 General Rate Case behind us, we are well on our way to achieving the level of capital investment authorized by the CPUC.”

Regulatory Update for 2014

In August 2014, the CPUC issued its decision in Cal Water’s 2012 General Rate Case, approving the settlement agreement with CPUC staff and other parties reached in late 2013.

The GRC decision authorizes Cal Water to increase rates by $45.3 million or 9.2% in 2014, up to $10.1 million or 1.9% in 2015 and $10.0 million or 1.8% in 2016.  Also, the decision authorizes Cal Water to invest $449.4 million in districts throughout California over the three-year period from January 1, 2013 through December 31, 2015 in order to provide a safe and reliable water supply to its customers.  Included in the $449.4 million in water system infrastructure improvements is $128.7 million that could be recovered through the CPUC’s advice letter procedure upon completion of qualified projects, which we estimate would provide an additional $19.0 million in revenue when completed.  The new final rates went into effect on August 29, 2014.  On September 25, 2014 Cal Water filed an advice letter to begin recovering the interim rate balance of $30.5 million via surcharges starting September 30, 2014.

In July 2014, the Hawaii Public Utilities Commission approved a revenue increase of $2.0 million for water and wastewater services provided by Hawaii Water Service Company in the Waikoloa Resort system, which is being phased in over two years.

Other Information

All stockholders and interested investors are invited to listen to the 2014 year-end and fourth quarter conference call on February 26, 2015 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-401-4669 or 1-719-325-2435 and keying in ID #6105137. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 26, 2015 through April 26, 2015, at 1-888-203-1112 or 1-719-457-0820, ID #6105137. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, and Vice President and Chief Financial Officer Thomas F. Smegal III, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2014	2013
ASSETS
Utility plant:
Utility plant	$2,342,471	$2,213,328
Less accumulated depreciation and amortization	(752,040)	(697,497)
Net utility plant	1,590,431	1,515,831

Current assets:
Cash and cash equivalents	19,587	27,506

Receivables: net of allowance for doubtful accounts of $697 for 2014 and $668 for 2013
Customers	25,803	31,468
Regulatory balancing accounts	53,199	30,887
Other	14,136	18,700
Unbilled revenue	23,740	17,034
Materials and supplies at weighted average cost	6,041	5,571
Taxes, prepaid expenses, and other assets	11,618	8,324
Total current assets	154,124	139,490

Other assets:
Regulatory assets	390,331	251,681
Goodwill	2,615	2,615
Other assets	49,850	50,238
Total other assets	442,796	304,534
	$2,187,351	$1,959,855

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$478	$477
Additional paid-in capital	330,558	328,364
Retained earnings	295,590	269,915
Total common stockholders’ equity	626,626	598,756
Long-term debt, less current maturities	419,233	426,142
Total capitalization	1,045,859	1,024,898

Current liabilities:
Current maturities of long-term debt	6,607	7,908
Short-term borrowings	79,115	46,815
Accounts payable	59,395	55,087
Regulatory balancing accounts	6,126	1,827
Accrued interest	4,194	4,245
Accrued expenses and other liabilities	62,269	50,702
Total current liabilities	217,706	166,584

Unamortized investment tax credits	2,032	2,106
Deferred income taxes, net	214,842	183,245
Pension and postretirement benefits other than pensions	270,865	145,451
Regulatory and other liabilities	83,279	86,455
Advances for construction	182,284	183,393
Contributions in aid of construction	170,484	167,723
Commitments and contingencies
	$2,187,351	$1,959,855

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	December 31,	December 31,
	2014	2013

Operating revenue	$137,384	$133,700
Operating expenses:
Operations:
Water production costs	49,644	54,105
Administrative and General	24,671	24,949
Other operations	17,735	19,406
Maintenance	5,061	4,472
Depreciation and amortization	14,429	14,695
Income tax (benefit)	4,143	(520)
Property and other taxes	5,132	4,945
Total operating expenses	120,815	122,052

Net operating income	16,569	11,648

Other income and expenses:
Non-regulated revenue	5,155	4,409
Non-regulated expenses, net	(3,050)	(2,783)
Income tax (expense) on other income and expenses	(854)	(657)
Net other income	1,251	969

Interest expense:
Interest Expense	7,110	7,370
Less: capitalized interest	(684)	(419)
Net interest expense	6,426	6,951

Net income	$11,394	$5,666

Earnings per share
Basic	$0.24	$0.12
Diluted	$0.24	$0.12
Weighted average shares outstanding
Basic	47,806	47,741
Diluted	47,842	47,780
Dividends per share of common stock	$0.16250	$0.16000

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Twelve-Months ended:

	December 31,	December 31,
	2014	2013
Operating revenue	$597,499	$584,103
Operating expenses:
Operations:
Water production costs	223,941	226,061
Administrative and General	97,373	98,055
Other operations	65,807	69,738
Maintenance	19,854	17,368
Depreciation and amortization	61,217	58,320
Income taxes	26,727	19,047
Property and other taxes	20,733	21,509
Total operating expenses	515,652	510,098

Net operating income	81,847	74,005

Other income and expenses:
Non-regulated revenue	17,318	14,795
Non-regulated expense	(14,234)	(11,265)
Income tax (expense) on other income and expenses	(1,245)	(1,422)
Net other income	1,839	2,108

Interest expense:
Interest Expense	28,483	30,897
Less: capitalized interest	(1,535)	(2,038)
Net interest expense	26,948	28,859

Net income	$56,738	$47,254

Earnings per share
Basic	$1.19	$1.02
Diluted	$1.19	$1.02
Weighted average shares outstanding
Basic	47,791	46,384
Diluted	47,829	46,417
Dividends per share of common stock	$0.6500	$0.6400